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                                                                   EXHIBIT 10.54

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT made as of February 5, 2001, by and between Williams-Sonoma, Inc., a California corporation, having its principal place of business at 3520 Van Ness Ave., San Francisco, California 94109 (the "Company"), and Dale W. Hilpert (the "Executive").

                              W I T N E S S E T H:

        WHEREAS, the Company proposes to employ the Executive as the Company's Chief Executive Officer; and

        WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

        1. Employment.

            (a) The Company hereby agrees to employ the Executive as its Chief Executive Officer, and the Executive hereby agrees to accept such employment with the Company, on the terms and conditions herein contained.

            (b) Except for earlier termination as provided pursuant to this Agreement, the Executive's employment under this Agreement shall be for a period commencing on April 2, 2001 (the "Commencement Date"), and ending on March 31, 2006 (the "Employment Period").

            (c) At the next regular meeting of the Company's Board of Directors ("Board"), Executive shall be elected to the Board.

        2. Duties.

            (a) The Executive shall serve during the Employment Period as Chief Executive Officer of the Company, reporting only to the Board. The Executive agrees that in

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such offices he shall perform such duties and functions as are commensurate with his status as Chief Executive Officer of the Company as may from time to time be determined or directed by the Board. The Executive shall devote substantially all of his working time, attention, skill, and efforts to the performance of his duties hereunder; provided, however, that the Executive may serve on the boards of directors of not more than three (3) other for-profit corporations, if such service does not conflict with his duties hereunder or his fiduciary duty to the Company. It is further understood and agreed that nothing herein shall prevent the Executive from managing his passive personal investments (subject to applicable Company policies on permissible investments), and (subject to applicable Company policies) participating in charitable and civic endeavors, so long as such activities do not interfere in more than a de minimis manner with the Executive's performance of his duties hereunder. The services to be performed by the Executive pursuant to the terms of this Agreement shall be rendered principally at the Company's principal offices; provided, however, that the Executive agrees to travel for reasonable periods of time for business purposes whenever such travel is necessary or appropriate to the performance of his duties hereunder.

            (b) The Executive shall also serve as an officer and director of subsidiaries and affiliates of the Company without additional compensation.

        3. Compensation and Benefits. As full compensation for his services hereunder, and subject to all the provisions hereof:

            (a) During the Employment Period, the Company shall pay the Executive, in accordance with its normal payroll practices and subject to required withholding, a salary calculated at such rate per annum as may be fixed by the Compensation Committee of the Board from time to time, but in no event at a rate of less than $950,000 per annum ("Base Salary").

            (b) During the Employment Period, the Executive shall be eligible to participate in all bonus, incentive and equity plans that are maintained by the Company from time to time for its senior executive employees in accordance with the terms of such plans at the time of participation, provided that compensation under such plan or plans constitutes "performance based compensation" under Internal Revenue Code section 162(m). Under the Company's 2001 Incentive Bonus Plan, Executive shall be eligible to earn a bonus of fifty


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percent (50%) or more, up to a maximum of 120% of his Base Salary, depending upon the Company's achievement of applicable performance goals. Executive acknowledges that the 2001 Incentive Bonus Plan is subject to approval by the Company's shareholders. The 2001 Incentive Bonus Plan is to be presented to the Company's shareholders at its annual meeting in May, 2001.

            (c) During the Employment Period, the Executive shall be eligible to participate in all pension, welfare and fringe benefit plans, as well as perquisites, maintained by the Company from time to time for its senior executive employees in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive). In the event any such benefit maintained by the Company for senior executive employees is more favorable to Executive than a specific benefit provided for in this Agreement, such benefit maintained for senior executives in general shall apply to Executive. In addition, during the Executive's active employment during the Employment Period, the Company shall provide the Executive with life insurance, with its group term life insurance plan or otherwise, on the life of the Executive for the benefit of his designated beneficiaries in the amount of $750,000 (increased to $1,000,000 upon evidence of insurability).

            (d) During the Employment Period, the Executive shall be reimbursed for his out-of-pocket travel and entertainment expenses in accordance with the Company's normal policy for senior executive officers, including appropriate documentation.

            (e) The Executive shall be entitled to four weeks vacation for each fiscal year during the Employment Period to be taken at such time as mutually convenient to the Executive and the Company. Unused vacation shall be carried forward according to the Company's policy.

            (f) On each April 30 that occurs during the Employment Period Executive shall be paid $25,000 as a miscellaneous allowance.

            (g) On the Commencement Date Executive shall be granted a stock option for an aggregate of 500,000 shares of the Company's common stock at a price per share of $24.20 (the closing price of the Company's Common Stock on the New York Stock Exchange on the date it and the Executive reached an agreement in principle as to his employment by it), exercisable in five equal cumulative installments, with 1/5th being exercisable on each of the


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first, second, third, fourth and fifth anniversary of the date the Company and the Executive reached an agreement in principle as to his employment by it. Such option shall become fully exercisable on death, disability, termination of the Employment Period by the Company without cause or by the Executive under Section 8 hereof, or a Change in Control as defined in Exhibit A hereto.

            (h) As of the Commencement Date, the Company shall issue to Executive 250,000 restricted shares of Common Stock of the Company (the "Restricted Shares"). The Restricted Shares shall be forfeited in their entirety if prior to March 31, 2004 (1) the Employment Period terminates by reason of the Executive's resignation (but not including a resignation under Section 8 hereof), (2) the Employment Period is terminated for cause under Section 7 hereof or (3) the performance objectives have not been satisfied. The Restricted Shares shall vest and become nonforfeitable in their entirety upon the earliest to occur of (1) March 30, 2004, provided Executive continues to be employed hereunder on such date and further provided the performance objectives have been satisfied, (2) Executive's death or Disability (under Section 6), (3) a termination of Executive's employment by the Company without cause, (4) a termination of the Employment Period under Section 8 hereof, or (5) a Change in Control as defined in Exhibit A hereto. As used herein "performance objectives" shall be as established, for purposes of this Agreement, by the compensation committee of the Board within 90 days of execution of this Agreement. The Company may include on the certificates for the Restricted Shares a legend that refers to the restrictions imposed by this Agreement. Promptly after any Restricted Shares vest and become nonforfeitable, the Company shall cause a new certificate or certificates evidencing unrestricted shares of Common Stock of the Company to be issued without such a legend in exchange for the certificate evidencing the Restricted Shares. To the extent that the receipt of the Restricted Shares or the vesting and nonforfeitability thereof results in income to Executive for federal, state, or local income tax purposes, Executive shall pay to the Company withholding taxes with respect to such income (in such amount as determined by Executive, but at least equal to the minimum required amounts) through the payment of cash or tender of shares of Common Stock (which may include a portion of the Restricted Shares), as elected by Executive. If shares of Common Stock are so tendered the value thereof for purpose of such tender shall be the value of such shares that is used in determining the applicable income tax. Executive shall have the right to vote, and receive all


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dividends payable in respect of, the Restricted Shares unless and until such shares are forfeited pursuant to the provisions of this Agreement. The Company agrees that if, at the time the Restricted Shares become vested and nonforfeitable, Executive (or other holder of such shares) is not permitted to sell such shares in the public market by reason of the Securities Act of 1933 and rules promulgated thereunder, then the Company shall upon the demand of Executive (or such holder) file, and use its best efforts to make effective and keep effective for at least a one year period, a registration statement with the Securities and Exchange Commission to permit the lawful sale of such shares in the public market by Executive (or such holder). Executive agrees not to file an election under section 83(b) of the Internal Revenue Code.

            (i) On the Commencement Date, the Company shall pay Executive an amount which would, after taking into account all state, federal and other income taxes, net Executive $20,000, and the Company shall also reimburse Executive in accordance with the Company's relocation policy for costs incurred in relocating to the San Francisco area. In addition, the Company will provide temporary living expenses in San Francisco and weekend travel costs to and from New York City until Executive purchases a residence in the area.

            (j) The Company will guarantee the Executive will incur no loss on the sale of his New York City residence. Accordingly, the Company agrees to pay Executive the amount, if any, that the net proceeds he receives from the sale (after deducting commission and other costs of selling) of his current New York City residence are less than the amount he has invested in such residence, including his original purchase price plus capital improvements.

            (k) The Company shall pay Executive a supplemental expense reimbursement to cover medical costs not covered by the Company's health insurance of up to $2,500 per calendar year.

            (l) The Company shall pay Executive a monthly car allowance of $500.

            (m) The Company shall reimburse Executive for his legal fees in connection with the negotiation and review of this agreement in an amount not to exceed $15,000.

        4. Termination. The Employment Period shall terminate upon the earliest of the following:


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            (a) the Executive's death;

            (b) the Executive's disability in accordance with Section 6;

            (c) the Executive's termination for cause in accordance with Section 7;

            (d) the termination of the Executive by the Company without cause;

            (e) the termination by the Executive in accordance with Section 8;
or

            (f) the termination of the Executive in accordance with Section 10.

        5. Death. The death of the Executive shall serve to terminate the Employment Period, in which event the Company shall have no liability or further obligation except as follows:

            (a) The Company shall pay the Executive's estate (or, if properly designated under an applicable plan or arrangement, his beneficiary) when otherwise due any unpaid Base Salary for the period prior to such termination of the Employment Period, any declared but unpaid bonuses, any declared but unpaid amounts due under any incentive plan, any accrued vacation pay and any other unpaid amounts due the Executive under employee benefit, fringe benefit or incentive plans ("Entitlements").

            (b) The Executive shall have such rights under any employee benefit, fringe benefit or incentive plan, including any stock option plan, as provided in such plans and any grants thereunder and including the rights granted under
Section 3(h) regarding Restricted Shares ("Rights").

            (c) The Executive's estate or his designated beneficiary shall be entitled to receive those benefits afforded by the Company under its then existing policies to employees who die while employed by the Company.

        6. Disability. If the Company reasonably shall determine that the Executive has become physically or mentally incapable of performing his material duties as provided in Section 2 of this Agreement and the Company determines that such incapacity is likely to last for


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a period of at least 180 days from the onset of such incapacity, the Company may, at its election at any time after the date of such onset while the Executive remains incapable of performing his duties, terminate the Executive's employment hereunder effective immediately by giving the Executive written notice of such termination. In such event, the Company shall continue the Executive as an employee on payroll (but not as an officer hereunder) under its short term disability policy at his same Base Salary for thirteen (13) weeks and shall continue such payments thereafter provided that he qualifies for the Company's long term disability policy, and the Company shall have no other obligation to the Executive or his dependents other than Entitlements, Rights, accrued vacation pay and amounts due under the Company's long term disability plan, and any benefits offered by the Company under its then policy to employees who become disabled while employed by the Company.

        7. Cause.

            (a) If the Board shall determine that there are grounds for terminating the Employment Period and discharging the Executive for "cause" (as hereinafter defined), the Company may, at its election at any time within six months after the Company shall obtain knowledge of the grounds for termination, give the Executive notice of its intention to terminate the Executive for cause, stating the grounds for termination and specifying a reasonable date (the "Meeting Date") on which the Executive shall be given an opportunity if he desires to discuss such grounds for termination at a meeting of the Board. In the event of any arbitration in accordance with Section 15 hereof with regard to the Company's determination of cause, the determination by the Company shall be given such deference by the arbitrator as he/she deems appropriate.

            (b) If the grounds for termination are those specified in clause
(ii)(X), (iv) or (vi) of paragraph (d) hereof, the Executive shall have a period of ten days from giving of the notice to cure the neglect, refusal, or breach, as the case may be, provided that if similar grounds arise again within one year of such cure, no new notice need be given and the Company, at its option, may immediately terminate the Executive for cause. The Board shall determine whether the Executive has effected a cure within the ten-day period. In the event of any arbitration in


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accordance with Section 15 hereof, the arbitrator shall give such deference to the Board's determination as he/she deems appropriate.

            (c) If the grounds for termination are those specified in clauses
(i), (ii)(Y), (ii)(Z), (iii) or (v) of paragraph (d) hereof, it is understood and agreed that no satisfactory cure is available and such termination shall be effective immediately upon notice by the Company.

            (d) For purposes of this Section 7 and Section 9 hereof, the term "cause" shall mean:

                (i) the conviction (or plea of guilty or nolo contendere) of the Executive of any felony, or of any crime involving fraud, dishonesty or misappropriation, or moral turpitude or, if any of the foregoing involves the Company or any subsidiary or affiliate (collectively the "Control Group"), the commission of any of the foregoing (other than good faith disputes involving expense account items);

                (ii) the Executive's (X) continued willful neglect of his duties and responsibilities under this Agreement; (Y) grossly negligent conduct in connection with his duties and responsibilities under this Agreement; or (Z) gross negligence in connection with his handling of the assets of the Company or any other member of the Control Group;

                (iii) the Executive's willful misconduct with regard to the Control Group;

                (iv) the Executive's refusal to follow the written direction of the Board with regard to the Executive's responsibilities as set forth herein;

                (v) the Executive's willful failure to comply with the covenants in Section 12 hereof; or

                (vi) material breach of any of the provision of this Agreement by the Executive.

            (e) If the Company shall terminate the Executive's employment pursuant to this Section 7, it shall have no further liability or obligation hereunder except as follows:


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                (i) The Company shall promptly pay the Executive his then
current Base Salary through the effective date of such termination plus any accrued vacation pay;

                (ii) The Executive shall receive the benefits, if any, and have the rights afforded by the Company under its then existing policies to employees whose employment is terminated for cause or under the specific terms of any welfare, pension, fringe benefit or incentive plan.

        8. Good Reason. In the event that the Company shall (i) fail to continue the appointment of the Executive as Chief Executive Officer of the Company, or
(ii) reduce the Executive's annual salary below the Base Salary, or (iii) materially diminish the duties and responsibilities of the Executive as Chief Executive Officer, assign to the Executive duties and responsibilities inconsistent with his positions, or materially diminish his authority, or (iv) locate the Executive at other than at the Company's principal executive office, or (v) relocate the Company's principal executive office outside the San Francisco metropolitan area, or (vi) breach any payment provision of this Agreement (to the extent not disputed in good faith) or any other material provision of this Agreement (each of the foregoing hereinafter referred to as a "Triggering Event"), then the Executive may give notice to the Company of his election to terminate the Employment Period pursuant to this Section 8, effective thirty (30) days from the date of such notice, unless the Company shall have cured within such thirty (30) day period the default giving rise to his notice of election to terminate. Such notice from the Executive shall state the Triggering Event which provides the grounds for his termination, and such notice must be given, if at all, within 90 days of the date the Executive obtains knowledge of the Triggering Event referred to as providing such grounds for termination. Within the 30 day period specified in the Executive's notice to the Company, the Company shall have the opportunity to cure the default involved in the Triggering Event specified by the Executive. If the Employment Period is terminated pursuant to this Section 8, the Company shall have no liability or further obligation hereunder except as provided in Section 9 hereof. If the Executive does not give notice to the Company of his election to terminate within 90 days following the occurrence of a Triggering Event, then the Executive shall be deemed to have waived his right to terminate the Employment Period based on such Triggering Event, but such waiver shall not prejudice his right to terminate


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pursuant to this Section 8 based on the occurrence of another Triggering Event occurring subsequent in time, whether of the same or a different type.

        9. Termination. In the event of a termination of the Employment Period pursuant to Section 8 hereof, or in the event the Company shall terminate the Employment Period without cause, then, except as provided in Section 10 hereof, the Company shall have no obligation to the Executive except as follows:

            (a) The Executive shall receive his Entitlements and have his Rights. Thereafter, and during the period until the earliest of (i) the Severance Period Termination Date, as hereinafter defined, (ii) the Executive's death, or (iii) the Executive's violation of the post employment requirements of
Section 12 hereof, following the date of such termination (hereinafter referred to as the "Severance Period"), the Company shall make payments to the Executive, either bi-weekly or monthly as the Company shall elect, calculated at the annual rate of Base Salary which the Executive was receiving pursuant to Section 3(a) hereof immediately prior to such termination. As used herein, the "Severance Period Termination Date" shall mean that date which is the later of March 31, 2006 or the second anniversary of the date of termination of Executive's employment with the Company.

            (b) During the Severance Period the Executive shall not be an employee and shall not be entitled to receive any fringes, perquisites or benefits from the Company, except the Company shall pay the premiums for his and his dependents' health coverage under COBRA until the earliest of (i) such time as he commences other employment or (ii) such time as he or a dependent, as the case may be, is no longer entitled to COBRA coverage.

            (c) The Company shall provide the Executive, at no cost to the Executive, with out-placement at a level commensurate with the Executive's position.

            (d) The Executive shall not be required to mitigate the amount of any payment provided for in the second sentence of paragraph (a) or in paragraph
(b) by seeking other employment nor shall any amounts to be received by the Executive hereunder be reduced by any other compensation earned.


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            (e) The Company shall be entitled to withhold from any payments made to the Executive under this Section 9 any amounts required to be withheld by applicable federal, state or local tax law.

        10. Change in Control. In the event of a Change in Control, as defined in Exhibit A hereto, the Executive shall have the right to terminate the Employment Period by written notice given within the thirty (30) day period following three (3) months after such Change in Control. Such Employment Period shall cease upon the giving of such notice. In such event, or in the event the Company shall terminate the Executive's employment without cause or the Executive shall terminate his employment for Good Reason during the two year period after the Change in Control, the Company shall have no obligation to the Executive except as follows:

            (a) The Executive shall receive all amounts and benefits under
Section 9 hereof as if he had terminated his employment for Good Reason pursuant to Section 8 hereof, except that subparts (ii) and (iii) of paragraph (a) of
Section 9 shall not apply; provided, however, that all such amounts shall be payable as a lump sum, without adjustment for the time value of money, within five business days of the date of termination of the Employment Period (the "Section 9(a) Payment").

            (b) Upon a Change in Control, the forfeiture period with regard to the Restricted Stock shall terminate and such shares shall become immediately vested as provided in Section 3 (h) above.

            (c) In addition to any payments to which the Executive may be entitled pursuant to the provisions of paragraph (a) of this section, if the
Section 9(a) Payment is less than 3 multiplied by the sum of (A) and (B), where
(A) equals Executive's Base Salary (at the rate payable immediately prior to such Change in Control) and (B) equals the bonus payable under the Management Team Executive Plan (or any successor or similar plan) at target in the year of the termination of the Employment Period (the "Change-in-Control Amount"), then the Company shall make a lump sum cash payment of the difference between the Change-in-Control Amount and the Section 9(a) Payments to Executive within five business days of the date of the termination of the Employment Period.


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        11. Gross-up.

            (a) In the event that the Executive shall become entitled to the payments and/or benefits provided by Section 10 or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (including any stock, stock option or Restricted Shares), any person whose actions result in a change of ownership covered by
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed), the Company shall pay to the Executive at the time specified in paragraph (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state or local income tax on the Company Payments, shall be equal to the Company Payments.

            (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (a) the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3)) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments", represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.



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            (c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction net of any federal, state, or local income tax incurred on the original receipt of such portion of the prior Gross-up Payment (after taking into account the tax benefit, if any, that the Executive receives on such repayment) (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

        In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.


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            (d) The Gross-up Payment or portion thereof provided for in paragraph (c) above shall be paid not later than the thirtieth day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to paragraph
(c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

            (e) The Company shall be responsible for all charges of the Accountant.

        12. Confidential Information; Nondisparagement.

            (a) In consideration of the covenants by the Company contained herein, the Executive undertakes and agrees that during the Employment Period and thereafter he shall hold in a fiduciary capacity for the benefit of the Control Group all secret or confidential information, knowledge, or data relating to the Control Group or its business (which shall be defined as all such information, knowledge, and data coming to the Executive's attention by virtue of his employment at the Company except that which is otherwise public knowledge or known within the Company's industry). During such period, the Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or unless required by lawful process or subpoena, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The foregoing shall not limit the disclosure by the Executive of such information in the course of the performance of his duties as Chief Executive Officer so long as such disclosure is in good faith.


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            (b) During the Employment Period and thereafter while the Executive is receiving any amounts pursuant to Section 9(a) or Section 10 hereof, the Executive shall not make any statements or comments (i) to any form of media or likely to come to the attention of any form of media of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group, the Board or any senior officer of the Control Group, or (ii) to any employee of the Control Group or to any supplier or customer of the Control Group of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group or the Board or any senior officer of the Control Group, provided that in no event shall the foregoing limitation apply to (i) compliance with legal process or subpoena, (ii) statements in response to inquiry from a court or regulatory body, (iii) in rebuttal of media stories with regard to the Executive, (iv) to a possible future employer in connection with employment discussions, or (v) in response to inquiry from the Board.

            (c) Notwithstanding any other provision of this Agreement, in the event of a breach or threatened breach by the Executive of any provision of this Section, the Executive and the Company agree that the Company shall be entitled to injunctive and declaratory relief from a court of competent jurisdiction to restrain the Executive from committing such breach of the Agreement. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedy or remedies including, without limitation, the recovery of damages.

            (d) The provisions of this section shall survive the expiration of this Agreement or the termination of the Agreement for any reason.

        13. Indemnification. The Company agrees that the Executive shall be entitled to the benefits of the indemnity provisions set forth in the By-laws from time to time in accordance with their terms both during his employment and thereafter with regard to his actions as an officer or director of the Company and that the Company shall enter into an indemnification agreement with the Executive in the form of its standard indemnification agreement with executive officers. In addition, the Company agrees to continue in effect for the benefit of the Executive during the Employment Period directors' and officers' liability insurance of the type and in the amount currently maintained by the Company to the extent such insurance is available at a premium cost which the Company considers reasonable and, thereafter, with regard to his prior activities as an officer or director, such insurance as is maintained for active directors and officers.

        14. Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and permitted assigns. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive. No rights or obligations of the Company under this Employment Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Employment Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale as described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations, and duties of the Company hereunder.

        15. Arbitration. Any claim or controversy between the parties which the parties are unable to resolve themselves, including any claim arising out of Executive's employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of this Agreement, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

            (a) In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 calendar days, the parties shall submit the controversy to a mutually-selected mediator and attempt in good faith to resolve the matter through mediation. If the controversy is not resolved through mediation, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within 10 business days following the failure to resolve the controversy by mediation, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and Executives, which list shall be provided by the main San Francisco office of the American Arbitration Association ("AAA"). If, within three business days of the parties' receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

            (b) Unless the parties agree otherwise, within 120 calendar days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in the city of San Francisco agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within the city of San Francisco shall be designated by the arbitrator after consultation with the parties. Within 30 calendar days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator's award.

            (c) In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that Executive may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys' fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgement if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

            (d) The decision of the arbitrator shall be final, binding, and non-appealable, except as otherwise permitted by law, and may be enforced as a final judgment in any court of competent jurisdiction.

            (e) This Agreement to resolve any disputes by arbitration shall extend to claims against any parent, subsidiary, or affiliate of the Company, and, when acting within such capacity, any officer, director, shareholder, employee or agent of the Company, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Agreement. This Agreement, however, shall not apply to claims for workers' compensation or unemployment compensation benefits.

            (f) Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

            (g) Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the event of any inconsistency between the rules and procedures of the AAA and the terms of this Agreement, the terms of this Agreement shall prevail.

            (h) If any of the provisions of this Section 15 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 15, and this
Section 15 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 15 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

        16. Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, the address first given above and, in the case of the Executive, his principal residence address as shown in the records of the Company. Notices to the Company shall be addressed to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

        17. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts to be performed therein.

        18. Miscellaneous.

            (a) This Agreement represents the entire understanding of the parties hereto, supersede any prior understandings or agreements between the parties, and the terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties.

            (b) No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

        19. Beneficiary. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving the Company written notice thereof in accordance with applicable Company policies. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                            WILLIAMS-SONOMA, INC.



                                            By: ________________________________


                                                ________________________________
                                                Dale W. Hilpert

                                    Exhibit A

        Change in Control of the Company shall mean any of the following: (i)(A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") (other than the Company or its subsidiaries) for shares of Common Stock pursuant to which purchases are made of securities representing at least fifty percent (50%) of the total combined voting power of the Company's then issued and outstanding voting securities; (B) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company, to any Person other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company; (C) if, at any time within a two-year period following the acquisition by any Person of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing forty percent (40%) or more of the total combined voting power of the Company's then issued and outstanding voting securities, the persons who at the time of such acquisition constitute the Board cease for any reason whatsoever to constitute a majority of the Board; (D) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing fifty percent (50%) or more of the total combined voting power of the Company's then issued and outstanding voting securities by any Person acting in concert as of the date of this Agreement; or (E) the approval by the shareholders of the Company of any plan or proposal for the complete liquidation or dissolution of the Company or for the sale of all or substantially all of the assets of the Company; or (ii) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (i)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

                                      # # #


                                       2